Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Tempus AI, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(o)	—	—	$100,000,000	0.00014760	$14,760
	Total Offering Amounts					$100,000,000	—	$14,760
	Total Fees Previously Paid							—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$14,760

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase from the registrant, if any.